NEWS RELEASE
Exhibit 99.1
For Immediate Release

Astronics Corporation Announces
Preliminary Unaudited Revenue for Fourth Quarter 2023
and Initiates Revenue Guidance for 2024
•Preliminary, unaudited fourth quarter revenue was $193 million to $195 million
•Full year 2023 preliminary unaudited revenue was approximately $688 million, an increase of 29% over 2022
•Initial 2024 revenue guidance established at $760 million to $795 million
EAST AURORA, NY, January 9, 2024 – Astronics Corporation (Nasdaq: ATRO), a leading provider of advanced technologies for global aerospace, defense and other mission critical industries, announced its fourth quarter 2023 preliminary unaudited revenue was $193 million to $195 million. At the mid-point of the range, preliminary revenue was up 23% over the prior-year period and up 19% over the trailing third quarter. Full year preliminary unaudited revenue for 2023 was approximately $688 million. Preliminary bookings in the quarter were $185 million bringing orders for the full year to approximately $726 million.
The Company also provided preliminary revenue expectations for 2024 of $760 million to $795 million representing an increase of approximately 13% over 2023 at the mid-point of the range.
Peter J. Gundermann, Chairman, President and CEO, commented, “We ended the year on a strong note with the second consecutive year of over 20% growth. Our supply chain continues to improve, our workforce is getting better and we are regaining our operating rhythm. We expect 2024 will be another year of solid growth driven by our opening backlog of approximately $595 million. We look forward to getting back to pre-pandemic sales levels and growing beyond as we continue to innovate with new products and solutions.”
ABOUT ASTRONICS CORPORATION
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, militaries, completion centers and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
For more information on Astronics and its solutions, visit Astronics.com.

Astronics Corporation	press@astronics.com | + 1.716.805.1599
130 Commerce Way | East Aurora, NY 14052

Astronics Corporation Announces Preliminary Unaudited Revenue for Fourth Quarter 2023 and Initiates Revenue Guidance for 2024
January 9, 2024

Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to preliminary sales, bookings and backlog, the rate of sales ramping, the supply chain, liquidity, cash generation and 2023 outlook. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the impact of a global pandemic and governmental and other actions taken in response, trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

For more information, contact:

Company	Investors
David C. Burney, CFO	Deborah K. Pawlowski
Astronics Corporation	Kei Advisors LLC
T: 716.805.1599 x 159	T: 716.843.3908
dpawlowski@keiadvisors.com
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Astronics Corporation	press@astronics.com | + 1.716.805.1599
130 Commerce Way | East Aurora, NY 14052